Exhibit 8(1)

                        [BARNES & THORNBURG LETTER HEAD]



                                                                    May 31, 1996





Board of Directors
Madison First Federal Savings and Loan Association
303 Clifty Drive
Madison, Indiana   47250

          Re: Federal Income Tax Opinion Relating to Conversion of Madison First Federal Savings and Loan Association ("Madison") from a Federally-Chartered Mutual to a Federally-Chartered Stock Organization

Gentlemen:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to the Federal income tax consequences of the proposed conversion (the "Conversion") of Madison from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association.

         Madison is a federally-chartered mutual savings and loan association. As a mutual savings and loan association, Madison has no authorized capital stock. Instead, Madison, in mutual form, has a unique equity structure. A depositor of Madison is entitled to interest on his account balance as declared and paid by Madison. A depositor has no right to a distribution of any earnings of Madison, but rather these amounts become retained earnings of Madison. A depositor, however, has a right to share pro rata, with respect to the withdrawal value of his respective account, in any liquidation proceeds distributed in the event Madison is ever liquidated. Voting rights in Madison are held by its members, i.e., depositors and borrowers. Each depositor is entitled to cast one vote for each $100 or a fraction thereof deposited in a deposit account, and borrower members are entitled to one vote each. No member may cast more than 1,000 votes. All of the interests held by a depositor in Madison cease when such depositor closes his accounts with Madison.

         The Board of Directors of Madison has decided that in order to stimulate the growth and expansion of Madison through the raising of additional capital, it would be advantageous for Madison to convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and to form an Indiana corporation ("Holding Company") to own all of Madison's issued and outstanding capital stock. It is proposed pursuant to a plan of Conversion (the "Plan") that Madison's charter to operate as a mutual savings and loan association be amended and a new charter be acquired to allow it to continue its operations in the form of a


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 2




stock savings and loan association ("Converted Association"). Under the Plan, Madison will issue shares of its capital stock to Holding Company in exchange for all but 60% of the net proceeds derived from the sale of Holding Company's common stock, without par value ("Common Stock"), to members of Madison and certain members of the public through a subscription and direct community offering. The Plan must be approved by the Office of Thrift Supervision ("OTS") and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of Madison's members called to vote on the Plan.

         Following authorization, the Plan provides for the issuance of shares of Common Stock. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of Madison at the time of conversion. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share.

         As required by OTS regulations, shares of Common Stock will be offered pursuant to non-transferable subscription rights on the basis of preference categories. No subscriber will be allowed to purchase fewer than 25 shares of Common Stock. Madison has established four preference categories under which shares of Common Stock may be purchased and a direct community offering category for the sale of shares not purchased under the preference categories.

         The first category of preference is reserved for Madison's eligible account holders. The Plan defines "eligible account holders" as any person holding a qualifying deposit. The Plan defines "qualifying deposit" as the aggregate balance of all savings and deposit accounts of an eligible account holder in Madison at the close of business on December 31, 1994, provided such aggregate balance is not less than $50.00. Once a Madison savings account holder qualifies as an eligible account holder, he will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each eligible account holder may subscribe for is 10,000 per deposit account held as of December 31, 1994, subject to a 20,000 maximum for each such account holder and his Associates (as defined in the Plan) or group of persons acting in concert. If there is an oversubscription, shares will be allocated among subscribing eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing eligible account holders in the proportion that their qualifying deposits bear to the total qualifying deposits of eligible account holders on the eligibility record date. Non-transferable subscription rights to purchase Common Stock received by officers and directors of Madison and their Associates based on their increased deposits in Madison in the one-year period preceding the eligibility record date shall be subordinated to all other subscriptions involving the exercise of nontransferable subscription rights to purchase shares of Common Stock under the first preference category. Notwithstanding the foregoing, shares of Common Stock in excess of the maximum of the valuation range of shares


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 3




offered in the Conversion may be sold to the second category of preference before fully satisfying the subscriptions of eligible account holders.

         The second category of preference is reserved for the Holding Company's employee stock ownership plan (the "ESOP") to be established at the time of the Conversion. This category may subscribe for up to 10% of the shares sold in the Conversion; provided that shares remain available after satisfying the subscription rights of eligible account holders up to the maximum of the valuation range of shares offered in the Conversion. It is anticipated that the ESOP will subscribe for 8% of the shares sold in the Conversion pursuant to this category of preference.

         The third category of preference is reserved for Madison's supplemental eligible account holders. These are persons holding savings and deposit accounts at Madison at the close of business on June 30, 1996, with an aggregate balance of not less than $50.00. If there is not subscription for all of the Common Stock in the first and second preference categories, supplemental eligible account holders will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each supplemental eligible account holder may subscribe for is 10,000 per deposit account held as of June 30, 1996, subject to a 20,000 maximum for each such accountholder and his Associates or group of persons acting in concert. Any subscription rights received by eligible account holders in accordance with the first category of preference will reduce to the extent thereof the subscription rights granted in this third category of preference. If there is an oversubscription, shares will be allocated among subscribing supplemental eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated to supplemental eligible account holders in the proportion that their qualifying deposits bear to the qualifying deposits of all subscribing supplemental eligible account holders.

         If there is not subscription for all of the Common Stock in the first, second and third preference categories, the fourth preference category, consisting of members of Madison as of the record date for the special meeting of members at which the Plan will be submitted for approval who are not eligible account holders or supplemental eligible account holders ("Other Members"), will receive, without payment, non-transferable subscription rights entitling them to purchase Common Stock. Subject to certain limited exceptions, each Other Member shall receive subscription rights to purchase up to 10,000 shares of Common Stock per deposit account held or loan owed to Madison as of the record date for the special meeting of members at which the Plan will be submitted for approval, subject to a 20,000 maximum for each such member and his Associates or group of persons acting in concert, to the extent that such stock is available after satisfaction of the first, second and third preference categories. In the event of an oversubscription by Other Members, shares will be allocated pro rata in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 4





         If there are shares of Common Stock available after the first, second, third and fourth preference categories have been exhausted, it is anticipated that they will be sold to members of the general public in a best efforts direct community offering, giving preference to residents of Jefferson County. The maximum number of shares which may be purchased in this Direct Community Offering by any person (including his Associates) or persons acting in concert is 10,000 shares of Common Stock. A person with subscription rights who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering, may subscribe for additional shares in the Direct Community Offering that do not exceed the lesser of (i) 10,000 shares or
(iii) the number of shares which, when added to the number of shares subscribed for by such person and his Associates and persons acting in concert would not exceed 20,000 shares.

         Madison's Board of Directors may increase the maximum purchase limitations in the Plan up to 9.99% of the shares of Common Stock offered in the Conversion, provided that orders for Common Stock exceeding 5% of the total offering may not exceed, in the aggregate, 10% of the total offering. Officers and directors of Madison and their Associates may not purchase in the aggregate more than 34% of the shares offered pursuant to the Plan. Directors of Madison will not be deemed Associates or a group acting in concert solely as a result of their membership on the Board of Directors of Madison. All of the shares of Common Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year. In order to achieve the widest distribution of the stock in the Direct Community Offering, orders for stock shall be filled up to a maximum of 2% of the Common Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The overall purchase limitation may be reduced to any number to a minimum of 1% of the shares sold in the Conversion, in the sole discretion of the Board of Directors of Madison.

         The Plan provides that no person will be issued any subscription rights or be permitted to purchase any Common Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of the Common Stock to such persons would require Madison or the Holding Company or their respective officers or directors under the securities law of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The Plan also provides for the establishment of a liquidation account by Madison. The liquidation account will be equal in amount to the net worth of Madison near the time of conversion. The establishment of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Converted Association, except that Converted Association will not voluntarily reduce the net worth accounts if the result thereof would be to reduce its net worth below the amount required to maintain the liquidation account. The liquidation account will be for


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 5




the benefit of Madison's eligible account holders and supplemental eligible account holders who maintain accounts in Madison at the time of conversion. All such account holders, including those account holders not entitled to subscription rights for reasons of foreign or out-of-state residency (as described above), will have an interest in the liquidation account. The interest such account holder will have is a right to receive, in the event of a complete liquidation of Converted Association, a liquidating distribution from the liquidation account in the amount of the then current adjusted subaccount balances for deposit accounts then held, prior to any liquidation distribution being made with respect to capital stock.

         The initial subaccount balance for a deposit account held by an eligible account holder and supplemental eligible account holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the deposit account and the denominator is the total amount of qualifying deposits of all eligible account holders and supplemental eligible account holders in Madison. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any eligible account holder or supplemental eligible account holder on any annual closing date subsequent to the eligibility record date or supplemental eligibility record date is less than the lesser of (1) the deposit balance in the savings account at the close of business on any other annual closing date subsequent to the eligibility record date or supplemental eligibility record date, or (2) the amount of the qualifying deposit in such deposit account. In such event, the subaccount balance for the deposit account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the deposit balance. Once decreased, the Plan provides that the subaccount balance may never be subsequently increased, and if the deposit account of an eligible account holder or supplemental eligible account holder is closed, the related subaccount balance in the liquidation account will be reduced to zero.

         Following the Conversion, voting rights with respect to Converted Association will rest with Holding Company, and with respect to Holding Company will rest exclusively with the holders of Common Stock. The Conversion will not interrupt the business of Madison, and its business will continue as usual by Converted Association. Each depositor will retain a withdrawable savings or deposit account or accounts equal in amount to the withdrawable account at the time of conversion. Mortgage loans of Madison will remain unchanged and retain their same characteristics in Converted Association after the conversion. The Converted Association will continue the membership of Madison in the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Home Loan Bank System, and will remain subject to the regulatory authority of the OTS and the FDIC. The Holding Company will, however, use approximately $3,000,000 of the net proceeds of the Conversion to acquire 95.6% of the outstanding shares of the Citizens National Bank of Madison, a national banking association based in Madison, Indiana. This transaction is expected to close on the same date or as soon as practicable after the Conversion


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 6




closes. The Holding Company intends to contribute up to $1.5 million to Citizens following the Conversion.

         Approximately six months following the Conversion, Holding Company will adopt a stock option plan and a "recognition and retention" plan and trust ("RRP"). A number of shares of Common Stock equal to four percent (4.0%) of the shares of Common Stock sold in the Conversion will be reserved to fund the RRP and a number of shares of Common Stock equal to 10% of the shares of Common Stock sold in the Conversion will be reserved for stock option grants under the stock option plan. In addition, the Converted Association will establish an employee stock ownership plan and trust for the benefit of its employees at the time of the Conversion. The stock option plan, RRP and employee stock ownership plan are referred to collectively herein as the "Employee Plans." Additionally, Holding Company will adopt certain "anti-takeover provisions" in its proposed Articles of Incorporation and Code of By-Laws.

         We have received, and are relying upon, certificates of certain officers of Madison to the effect that:

          a. Converted Association has no plan or intention to redeem or otherwise acquire any of its capital stock issued to Holding Company in connection with the Conversion.

          b. Immediately following consummation of the Conversion, Converted Association will possess the same assets and liabilities as Madison held immediately prior to the proposed transaction, plus all but 60% of the net proceeds from the sale of Common Stock (after providing for the loan to the ESOP).

          c. Converted Association has no plan or intention to sell or otherwise dispose of any of the assets of Madison acquired in the Conversion, except for dispositions in the ordinary course of business.

          d. Following the Conversion, Converted Association will continue to engage in the same business in substantially the same manner as engaged in by Madison before the Conversion.

          e. The aggregate fair market value of the qualifying deposits (as defined in the Plan) held by eligible account holders as of the close of business on December 31, 1994, and by supplemental eligible account holders on June 30, 1996, equaled or exceeded or will equal or exceed 99% of the aggregate fair market value of all savings accounts in Madison (including accounts of less than $50) at the close of business on such respective dates.



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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 7




          f. No shares of Common Stock will be issued to or be purchased by depositor-employees at a discount or as compensation in the Conversion, although shares may be purchased at fair market value by the RRP and the ESOP established in connection with the Conversion.

          g. No cash or property will be given to eligible account holders, supplemental eligible account holders or Other Members in lieu of
               (a) non-transferable subscription rights or (b) an interest in the liquidation account of Converted Association.

          h. Madison is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          i. At the time of the Conversion the fair market value of the assets of Madison on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which the assets are subject. All such liabilities were incurred in the ordinary course of business and are associated with the assets transferred. Immediately before the Conversion, Madison will have a positive net worth.

          j. Madison has received or will receive an opinion from Keller & Company, Inc. which concludes that the subscription rights to be received by eligible subscribers have no economic value at the date of distribution or the time of exercise whether or not a public offering takes place (the "Keller Financial Opinion"). The exercise price of the subscription rights will be approximately equal to the fair market value of the Common Stock at the time of the Conversion.

          k. Holding Company has no plan or intention to sell or otherwise dispose of the capital stock of Converted Association received by it in the proposed transaction, and there is no plan or intention for Converted Association to be liquidated or merged with another corporation following the transaction.

          l. The fair market value of the withdrawable deposit accounts in Converted Association (plus the related interest in the Converted Association liquidation account) to be constructively received under the Plan by the eligible account holders and supplemental eligible account holders of Madison will, in each instance, be approximately equal to the fair market value of Madison's deposit accounts (plus the related interest in the Madison liquidation account) surrendered in constructive exchange by them. All proprietary rights in Madison form an integral part of the withdrawable savings accounts being surrendered in the exchange.



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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 8




          m.   Madison  utilizes  a  reserve  for bad debts in  accordance  with
               Section 593 of the Code, and following the Conversion, Converted Association shall likewise continue to utilize a reserve for bad debts in accordance with Section 593 of the Code.

          n. Holding Company, Madison and Converted Association are corporations within the meaning of Section 7701(a)(3) of the Code. Madison and Converted Association are domestic building and loan associations within the meaning of Section 7701(a)(19)(C) of the Code.

          o. Madison deposit account holders and Other Members will pay expenses of the Conversion solely attributable to them, if any. Madison and Holding Company will each pay its own expenses of the Conversion and will not pay any expenses solely attributable to the deposit account holders, Other Members or the holders of Common Stock.

          p. Immediately following the Conversion, the former depositors of Madison will own all of the outstanding interests in the Converted Association liquidation account and will own such interests solely by reason of their ownership of deposits at Madison (including the attendant rights to liquidation proceeds) immediately before the Conversion.

          q. Assets of Madison used to pay expenses of the Conversion (without reference to expenses of the offering or sale of the Common
               Stock) and to make distributions (other than regular, normal interest payments) will, in the aggregate, constitute less than 1% of the net assets of Madison. Any such expenses or distributions will be paid or reimbursed from proceeds of the sale of the Common Stock.

          r. At the time of the Conversion, Madison will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Converted Association.

          s. No account holder of Madison who is eligible to receive an interest in the Converted Association liquidation account will be excluded from participation in the Converted Association liquidation account.

          t. Holding Company has no plan or intention to redeem or otherwise reacquire any of the Common Stock issued in the proposed transaction.



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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 9




          u. Neither the Common Stock nor the stock of Converted Association issued pursuant to the proposed transactions will be callable or subject to a put option (except as required under any Employee
               Plan).

          v. None of the compensation received by a Madison employee who is also an eligible account holder, supplemental eligible account holder, or Other Member will be separate consideration for, or allocable to, his or her status as eligible account holder, supplemental eligible account holder, or Other Member; none of the Common Stock or interests in the liquidation account of Converted Association received by any such employee will be separate consideration for, or allocable to, any employment agreement or arrangement (other than an Employee Plan); and the compensation paid to the employee will be for services actually rendered and will be commensurate with the compensation that would be paid to third parties bargaining at arm's length for similar services.

          w. There is no intercorporate indebtedness existing between Holding Company and Madison that was issued or acquired, or will be settled, at a discount.

          x.   Holding  Company is not an  investment  company as  described  in section 1.351-1(c) of the regulations under the Code.

          y. The principal amount, interest rate and maturity date of each deposit account in Converted Association received by a Madison eligible account holder or supplemental eligible account holder are identical to those of the corresponding Madison deposit account that was held by the account holder immediately prior to the Conversion.


                               OPINION OF COUNSEL

         Based solely upon the foregoing information, including the Keller Financial Opinion, the provisions of the Code, the regulations thereunder and such other authorities as we have deemed appropriate to consider, all as in effect on the date hereof, our opinion is as follows:

          (1) The change in the form of Madison from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code and no gain or loss will be recognized to either Madison or to Converted Association as a result of such Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78). Madison and Converted Association will each be a party to a


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 10




               reorganization within the meaning of Section 368(b) of the Code (Rev. Rul. 72-206, 1972-1 C.B. 105).

          (2) No gain or loss will be recognized by Converted Association on the receipt of money and other property, if any, from Holding Company in exchange for shares of Converted Association's capital stock (Section 1032(a) of the Code).

          (3) No gain or loss will be recognized by Holding Company upon the receipt of money for Common Stock (Section 1032(a) of the Code).

          (4) The assets of Madison will have the same basis in the hands of Converted Association as in the hands of Madison immediately prior to the Conversion (Section 362(b) of the Code).

          (5) The holding period of the assets of Madison to be received by Converted Association will include the period during which the assets were held by Madison prior to the Conversion (Section 1223(2) of the Code).

          (6) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Association, non-transferable subscription rights to purchase Common Stock, and/or interests in the liquidation account of Converted Association. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the subscription rights and interests in the liquidation accounts received. The liquidation accounts will have nominal, if any, fair market value. See Paulsen v. Commissioner, 469 U.S. 131, 139 (1985), quoting Society for Savings v. Bowers, 349 U.S. 143 (1955); but see Rev. Rul. 69-3, 1969-1 C.B. 103 and
               Rev. Rul. 69-646, 1969-2 C.B. 54 (the interest received rises to the level of "stock" and thus, in some circumstances, Section 354 of the Code applies). Based solely on the accuracy of the conclusion reached in the Keller Financial Opinion, and our reliance on such opinion, that the subscription rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by eligible account holders or supplemental eligible account holders upon receipt or distribution of subscription rights. (Section 1001 of the Code.) Similarly, based solely on the accuracy of the aforesaid conclusion reached in the Keller Financial Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the Other Members of Madison upon the distribution to them of subscription rights or upon the exercise of the subscription rights to acquire Common Stock at fair market value; (b) no taxable income will be realized by the depositors of Madison as a result of the exercise of the non-transferable subscription rights to purchase Common Stock at fair


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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 11




               market value, Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Converted Association, Madison or Holding Company on the issuance or distribution of subscription rights to depositors and borrowers of Madison to purchase shares of Common Stock at fair market value. Section 311 of the Code.

          (7) A depositor's basis in the deposits of Converted Association will be the same as the basis of such depositor's deposits in Madison.
               Section 1012 of the Code. The basis of the non-transferable subscription rights will be zero increased by the amount of gain, if any, recognized on their receipt. The basis of the interest in the liquidation account of Converted Association received by eligible account holders and supplemental eligible account holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Converted Association received in exchange for the proprietary interest in Madison, which in this transaction we assume to be zero.

          (8) The basis of the Holding Company Common Stock to its shareholders will be the purchase price thereof, plus, in the case of stock acquired by the exercise of subscription rights, the basis, if any, in the subscription rights exercised. Section 1012 of the Code.

          (9) A shareholder's holding period for Common Stock acquired through the exercise of the non-transferable subscription rights shall begin on the date on which the subscription rights are exercised.
               Section 1223(6) of the Code. The holding period of the Common Stock purchased pursuant to the Direct Community Offering will commence on the date following the date on which the stock is purchased. Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97,
               1966-1 C.B. 190.

          (10) The part of the taxable year of Madison before the Conversion and the part of the taxable year of Converted Association after the Conversion will constitute a single taxable year of Converted Association. (See Rev. Rul. 57-276, 1957-1 C.B. 126).
               Consequently, Madison will not be required to file a federal income tax return for any short portion of such taxable year (Section 1.381(b)-1(a)(2) of the Income Tax Regulations).

          (11) Converted Association will succeed to and take into account the earnings and profits or deficit in earnings and profits of Madison as of the date or dates of Conversion. (Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Income Tax Regulations.)



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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 12




         (12) Regardless of book entries made for the creation of the liquidation account, the Conversion will not diminish the accumulated earnings and profits of the Converted Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code (Sections 1.312-11(b) and (c) of the Income Tax Regulations). The creation of the liquidation account on the records of Converted Association will have no effect on its taxable income, deductions for addition to reserve for bad debts under Section 593 of the Code, or distributions to shareholders under Section 593(e) of the Code (Rev. Rul. 68-475, 1968-2 C.B. 259).

         (13) Converted Association will succeed to and take into account, immediately after the Conversion, those accounts of Madison which represent bad debt reserves in respect of which Madison has taken a bad debt deduction for taxable years ending on or before the date of the Conversion. The bad debt reserves will not be required to be restored to the gross income of either Madison or Converted Association for the taxable year of the Conversion, and such bad debt reserves will have the same character in the hands of the Converted Association as they would have had in the hands of Madison if no distribution or Conversion had occurred. (Section 381(c)(4) of the Code and
                  Section 1.381(c)(4)-1(a)(1)(ii) of the Income Tax Regulations.) No opinion is being expressed as to whether the bad debt reserves will be required to be restored to the gross income of either Madison or Converted Association for the taxable year of the transfer if Converted Association fails to meet the requirements of Section 593(a)(2) of the Code during such taxable year.

         (14)     Inasmuch   as   the   Conversion    constitutes   a   tax-free
                  reorganization for federal income tax purposes, Madison will not incur any liability for Indiana adjusted gross income tax, financial institutions tax, supplemental net income tax, county adjusted gross income tax or county option income tax as a result of the Conversion. Madison will not incur any Indiana gross income tax liability as a result of the Conversion. Amounts received by Holding Company in exchange for the issuance of Common Stock and amounts received by Converted Association in exchange for the issuance of its capital stock will constitute contributions to capital which are exempt from the gross income tax.

         (15) Assuming that the interests in the liquidation account and the subscription rights that will be constructively issued to them as a part of the Plan have nominal, if any, fair market value, depositors will incur no liability for Indiana gross income tax, adjusted gross income tax, financial institutions tax, county adjusted gross income tax or county option income tax as a result of the Conversion.



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Board of Directors
Madison First Federal Savings and Loan Association
May 31, 1996
Page 13

          (16) Following the Conversion, the Converted Association will continue to be subject to the Indiana financial institutions tax.

         Our opinion on the above issues is based on information and representations provided by officers of Madison on behalf of Madison and its members. Neither the Internal Revenue Service nor the Indiana Department of Revenue has ruled on these issues and our opinion is not binding on either agency. The Internal Revenue Service or the Indiana Department of Revenue could take a position contrary to that expressed in this opinion on some or all of the above issues, and such a position if ultimately sustained could result in adverse tax consequences to Madison or its members.

         No opinion is provided as to possible tax consequences of the Conversion under any federal, state, local or foreign tax laws except as specifically provided above.

                                                              Very truly yours,



                                                              BARNES & THORNBURG